Exhibit 10.1

DIRECTOR RESIGNATION AND GENERAL RELEASE AGREEMENT
THIS DIRECTOR RESIGNATION AND GENERAL RELEASE AGREEMENT dated March 15th, 2016 (this “Agreement”) is entered into by Stephen Kurtz (the “Director”) and Ciber, Inc. (the “Company” and together with the Director, the “Parties”).

1.Relationship to the Company. The Director is a member of the board of directors of the Company. Pursuant to a letter separate from this Agreement, the Director has resigned from such directorship effective March 15, 2016 (the “Resignation Date”), a copy of which is attached as Exhibit A.
2.Resignation Benefits. In consideration for and subject to the Director’s continued compliance with the agreements, releases and covenants set forth in Sections 1, 3 and 4 below, the Director shall, effective as of the Resignation Date and contingent upon his compliance with Sections 3 and 4, be entitled to receive the following from the Company (the “Resignation Benefits”), which Resignation Benefits shall be paid to the Director within five (5) business days of the date of this Agreement:

a)	cash payment of $335,000;

b)	continuation of the Director’s current health benefits for 18 months after the Resignation Date; and

c)	payment by Ciber of the 2017 annual premium for the long-term care policy for the Director and his spouse, currently in effect.
3.Release.

a)
In consideration of the Resignation Benefits described in Section 2 above, the Director for himself, his affiliates, spouse, agents, heirs, assigns and any other person or entity claiming to claim through him hereby, knowingly, voluntarily, unconditionally and irrevocably releases and discharges the Company, its successors, predecessors, affiliates and subsidiaries and each of the foregoing entities’ respective affiliates, predecessors, successors, directors, officers, partners, trustees, fiduciaries managers, members, employees, agents, representatives and benefit plans (each, a “Company Released Party” and collectively, the “Company Released Parties”) from any and all claims, debts, liabilities, causes of action, charges, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, commitments, arrangements, promises, or obligations or understandings of any kind whatsoever in law or equity, WHETHER WRITTEN OR ORAL, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ASSERTED OR UNASSERTED, CONDITIONAL OR UNCONDITIONAL, ACCRUED OR UNACCRUED, LIQUIDATED OR UNLIQUIDATED, WHETHER CONTRACTUAL, STATUTORY OR OTHERWISE, AND UNDER ANY KNOWN OR UNKNOWN DUTIES, EITHER FIDUCIARY OR OTHERWISE, INCLUDING LIABILITIES ARISING OUT OF THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY COMPANY RELEASED PARTY, that the Director has now, has had or at any time hereafter may have against any of the Company Released Parties (collectively, the “Director Released Claims”); provided, however, that the foregoing release shall not waive or release claims of (i) any expenses that have accrued at or prior to the Resignation Date and have not been paid to the Director in full as of such date or (ii) the Resignation Benefits. The Director shall refrain from asserting any claim or otherwise attempting to collect or enforce any such Director Released Claim against any of the Company Released Parties. In addition, the Director hereby waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in its favor at the time of executing the release which, if known by it, may have materially affected its settlement with the other person.

b)
Notwithstanding Section 3(a), the Company agrees and acknowledges (i) that the Director shall remain eligible for indemnification for any claims which relate to his service as a director prior to the Resignation Date, subject to the limits set forth under applicable law, the terms of the Company’s certificate of incorporation and bylaws, and any applicable indemnification agreement and (ii) the Company shall maintain one or more directors and officers liability insurance policies which shall cover, on terms no less favorable to those of the Company’s existing insurance policy, events which occur prior to and including the Resignation Date.

c)
As a further condition to this Agreement, Director hereby agrees to sign and execute such additional documents and additional releases as are reasonably determined by the Company as necessary to effect the intent of this Agreement.

d)
In consideration of Director’s agreements herein, to the fullest extent permitted under applicable law, the Company for itself, its affiliates, agents, assigns and any other person or entity claiming to claim through it, hereby knowingly, voluntarily, unconditionally and irrevocably releases and discharges the Director, his affiliates, spouse, agents, heirs, and assigns (collectively, the “Director Released Parties”) from any and all claims, debts, liabilities, causes of action, charges, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, commitments, arrangements, promises, or obligations or understandings of any kind whatsoever in law or equity, WHETHER WRITTEN OR ORAL, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ASSERTED OR UNASSERTED, CONDITIONAL OR UNCONDITIONAL, ACCRUED OR UNACCRUED, LIQUIDATED OR UNLIQUIDATED, WHETHER CONTRACTUAL, STATUTORY OR OTHERWISE, AND UNDER ANY KNOWN OR UNKNOWN DUTIES, INCLUDING LIABILITIES ARISING OUT OF THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY DIRECTOR RELEASED PARTY, that the Company has now, has had or at any time hereafter may have against any of the Director Released Parties (collectively, the “Company Released Claims”); provided, however, that the foregoing release shall not waive or release claims for breach of the Director’s obligations under this Agreement or of his fiduciary duties under Delaware law. The Company shall refrain from asserting any claim or otherwise attempting to collect or enforce any such Company Released Claim against any of the Director Released

Parties. In addition, the Company hereby waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in its favor at the time of executing the release which, if known by it, may have materially affected its settlement with the other person.
4.Mutual Nondisparagement. As a material inducement for the Company to enter into this Agreement and provide the consideration set forth in Section 2 above, the Director agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of any Company Released Party. The Company agrees to cause its directors and senior officers not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill, or commercial interests of any Director Released Party. Notwithstanding the foregoing, nothing herein shall prevent any Party from making a statement or taking any act required by law.
5.Review by Counsel. The Director represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent, if any, that he desires, he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily and knowingly entering into this Agreement.
6.Severability. All provisions of this Agreement are severable, and the unenforceability or invalidity of any of the provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement. Should any part of this Agreement be held unenforceable, the unenforceable portion or portions shall be removed (and no more), and the remaining portions of this Agreement shall be enforced as fully as possible (removing the minimum amount possible).
7.Section 409A. To the greatest extent possible, the amounts payable pursuant to the terms of this Agreement are intended to be and will be treated as exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of Section 409A of the Code, to the extent applicable, each payment or amount due under this Agreement shall be considered a separate payment, and the Director’s entitlement to a series of payments is to be treated as an entitlement to a series of separate payments. For purposes of Section 409A of the Code, to the extent applicable, to the extent that the Director is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the Director’s separation from service and to the limited extent necessary to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code, no amount which is subject to Section 409A of the Code and is payable on account of the Director’s separation from service shall be paid to the Director before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the Director’s separation from service or, if earlier, the date of the Director’s death following such separation from service. All such amounts that would, but for the immediately preceding sentence, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. The intent of the Parties is for the Resignation Date to constitute the Director’s “separation from service” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code.

8.Amendment. This Agreement may not be amended, supplemented or modified except in writing signed by the person(s) against whose interest(s) such change shall operate.
9.Third-Party Beneficiaries. Except as set forth in this Agreement, this Agreement shall not confer any rights upon any Person. For the avoidance of doubt, each Company Released Party and each Director Released Party that is not a signatory hereto is an intended third-party beneficiary of the releases, covenants and representations set forth in Sections 3 and 4 herein.
10.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument.
11.Choice of Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely therein, without giving effect to its conflicts of laws principles or rules, to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. THE DIRECTOR HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT HE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM HEREUNDER.
12.Construction. Captions and paragraph headings used in this agreement are for convenience only, are not part of this Agreement, and shall not be used in construing it. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.
13.Electronic Signature. The executed signature page to this Agreement may be transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature, and shall have the same effect as an original for all purposes.
[Signature on the following page.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

THE DIRECTOR /s/ Stephen Kurtz Stephen Kurtz

CIBER, INC.
By:/s/ Mark Lewis
NAME: Mark Lewis
TITLE: Chair, Nominating / Corporate Governance Committee

EXHIBIT A
March 15, 2016

The Board of Directors
CIBER, Inc.
6312 South Fiddler’s Green Circle
Suite 600 E
Greenwood Village, Colorado 80111

To the Ciber Board of Directors:
I hereby resign from the Board of Directors of CIBER, Inc. (the “Company”), effective immediately. I have not resigned because of a disagreement with the Company regarding its operations, policies or practices.

Very truly yours,

/s/ Stephen Kurtz
Stephen Kurtz